Exhibit 99.1

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

James Merrill	Michael J. Rohleder
CFO	Executive Vice President, IR
405.600.0711 x305	405.600.0711 x338

GMXR Reports First Quarter 2009 Financial and Operating Results

Oklahoma City, Oklahoma, Thursday, May 7, 2009

GMXR., NASDAQ OMX Group: ‘GMXR’; (visit www.gmxresources.com to view the most recent Company presentation and for more information on the Company) today reported financial and operating results for the quarter ended March 31, 2009.

Financial Results for the Three Months Ended March 31, 2009

GMXR reported a net loss of $124.4 million for the three months ended March 31, 2009 as compared to 2008’s first quarter net income of $6.2 million. Diluted earnings (loss) per share for the three months ended March 31, 2009 were ($8.15) per share compared to $0.38 per share for the three months ended March 31, 2008. Adjusted net income available to common shareholders, a non-GAAP measure adjusting for unrealized derivative losses, non-cash impairment charges on oil and gas properties and income tax valuation allowances, was $944,000 or $0.06 per share for the first quarter of 2009.

The first quarter operating results were impacted by the decline in market prices for crude oil and natural gas. Oil and gas sales in the first quarter of 2009 of $22.8 million decreased 16% from 2008’s first quarter sales of $27.2 million as a 13% production increase was largely offset by lower crude oil and natural gas prices. GMXR’s production from its East Texas operations in the first quarter of 2009 increased 13% to 3.2 billion cubic feet equivalent of natural gas (“Bcfe”) as compared to production of 2.9 Bcfe in the first quarter of 2008. Natural gas prices realized in the first quarter of 2009 averaged $6.90 per thousand cubic feet (“Mcf”), 23% lower than the $8.92 per Mcf realized in 2008. GMXR’s average realized oil prices in the first quarter of 2009 declined to $60.52 per barrel, 31% lower than the $88.19 per barrel in 2008’s first quarter.

Our oil and gas properties impairment charge in the first quarter of 2009 was based on March 31, 2009 cash spot market prices of $3.63 per Mmbtu for natural gas and $49.64 per Bbl of oil computed in accordance with current guidelines established by the Securities and Exchange Commission (SEC). Recently, the SEC issued new rules related to disclosure of oil and natural gas reserves and the computation of impairment for companies that follow the full cost method of accounting. These new rules, which do not take effect until the end of 2009, will change the prices utilized in our SEC reserve estimates and will use an average cash spot market price based on the first day of each month over the trailing twelve month period rather than the cash spot market price at the end of each quarter.

Among non-GAAP measures, discretionary cash flow generated by GMXR in the first quarter of 2009 was $13.0 million, a decrease of 21% over 2008’s first quarter non-GAAP discretionary cash flow of $16.4 million.

First Quarter 2009 Operational Results

GMXR has 62,160 (42,300 net) acres that are prospective for Haynesville/Bossier (“H/B”) development, giving us a total of 777 gross (529 net) 80-acre Haynesville/Bossier horizontal (“H/B Hz”) locations. As previously reported, the Company completed two H/B Hz wells in the first quarter and had an additional five H/B Hz wells drilling during the quarter. Our H/B Hz development in East Texas/Northwest Louisiana continues to be very successful.

•

Our second H/B Hz well, the Bosh #11H, was completed in late January, 2009, and had a 24 hour production rate of 7.6 million cubic feet of gas per day (“Mmcfgpd”) on a  30/64th choke at 4,000 pounds of flowing casing pressure (“FCP”). The lateral length of this well is 3,100’ and is located in the A & B sub-layers of the H/B. The well had ten fracture treatment stages.

•

Our third H/B Hz completion was the Baldwin #17H which had a 24 hour production rate of 8.7 Mmcfgpd on a  30/64th choke at 4,200 pounds of FCP. The lateral length of this well is 4,400’ and is located entirely in the upper sub-layer (sub-layer A) of the H/B. The well had twelve fracture treatment stages.

•	The Bosh #11H had a first month average of 4.1 Mmcfgpd and the Baldwin #17H had a first month average of 6.0 Mmcfgpd.

GMXR has also successfully drilled and completed its fourth, fifth and sixth H/B Hz wells, the Baldwin #14H (100% interest), the Verhalen “A” 2H, and the Blocker Ware 19H, in Harrison County, East Texas. Drilling of all of these wells began in February 2009 and they were completed in April 2009. The Baldwin #14H well had an initial production rate of 9.2 Mmcfgpd with a  20/64 choke at 4874 pounds of FCP into a sales line. The 4,620 foot lateral was completed with thirteen stages of fracture treatments. The lateral’s location was in the upper sub-layer of the H/B (sub-layer A).

The Verhalen “A” 2H has a 4,198 foot lateral and 14 fracture treatment stages and is in the process of flow back into a sales line. The Blocker Ware 19H has a 4,446 foot lateral and is in the process of 14 fracture treatments. The Company has also successfully drilled the Blocker Heirs 12H with a 4,934 foot lateral and TJT Simpson 1H with a 4,606 foot lateral. Scheduled completion for each of these two H/B Hz wells, the Company’s seventh and eighth calls for 14 fracture treatment stages. These wells are expected to begin producing in Q2 2009.

All eight H/B Hz wells were successfully drilled and the first five have been successfully completed. The first four wells have demonstrated continued improvements in IP rates (up 20% from 1st to 4th well) and a significant improvement in cost (down 20% from 1st to 4th well).

Production

GMXR produced 3.2 Bcfe in Q1 2009 as compared to 2.9 Bcfe in Q1 2008, a 10% increase. Sequentially production was down 3% from Q4 2008 to Q1 2009. The production decrease was attributable to the Company’s decision to switch from primarily drilling the Cotton Valley Sands to exclusively drilling the Haynesville/Bossier Shale. This transition is complete and production guidance for Q2 is 3.2 Bcfe and 14.9 Bcfe for all of 2009.

2009 Updated Budget Guidance

GMXR’s 2009 CAPEX budget is $132 million to $145 million which includes the drilling and completion of 10 HB Hz wells and 2 H/B Hz completions in 2009. 100% of the remaining 2009 drilling program will be focused on Haynesville/Bossier horizontal drilling which has the Company’s highest expected rate of return. The Company had two H/B Hz completions in Q1 and expects to have five completions in Q2, two in Q3 and three in Q4. The Company is using the H&P FlexRig3 (™) for its H/B Hz wells which has already provided efficiencies in reducing drilling days, lowering costs and increasing the number of wells drilled per year.

Management Comment

Ken L. Kenworthy, President and Chief Executive Officer, said “The transition to our 100% Haynesville/Bossier horizontal drilling program is complete. In the first quarter we completed the two best wells in the history of the Company in addition to the Callison #9H completed in Q4 2008. Now with the Baldwin #14H and the Verhalen ‘A’ 2H, we have completed the five best wells in the history of our Company and demonstrated our ability to drill and complete these wells with increased performance and decreased costs. We are five for five in Haynesville/Bossier horizontal successful completions and this allows us to forecast growth in our production and reserves while spending almost $200 million less in CAPEX than we did in 2008”.

“We are continuing to focus on our liquidity and expect to be able to announce our new borrowing base redetermination later in May. We expect the banks to continue to support GMXR with a borrowing base that allows us to achieve our near term goals. Additionally we are exploring possible ways to monetize non-core assets including the potential of a partner for our Endeavor Pipeline group. This focus on liquidity should reassure our shareholders that we can continue to exploit our position in the H/B Hz development and ultimately return to a growth and value enhancement business plan”.

GMXR First Quarter 2009 Earnings Conference Call

GMXR has scheduled a conference call for Thursday, May 7, 2009 at 10:00 a.m. CDT (11:00 a.m. EDT) to discuss first quarter 2009 financial and operating results. To access the call, dial 877.857.6161 or 719.325.4754 before the call begins. A replay of the call will be available after 2:00 PM, May 7, 2009. To access the replay, please dial 888.203.1112 or 719.457.0820 and reference passcode 7429320. The corporate presentation being used for this call is available for download at http://www.gmxresources.com under the Events and Presentation tab.

GMXR Summary Operating Data for the Three Months Ended March 31, 2009

	Three Months Ended March 31,
	2008	2009
Production:
Oil (MBbls)	48	30
Natural gas (MMcf)	2,579	3,042
Gas equivalent production (MMcfe)	2,865	3,224
Average daily (MMcfe)	31.5	35.8

Average Sales Price:
Oil (per Bbl)
Wellhead price	$95.54	$36.27
Effect of hedges	(7.35)	24.25

Total	$88.19	$60.52
Natural gas (per Mcf)
Wellhead price	$8.99	$4.11
Effect of hedges	(.07)	2.79

Total	$8.92	$6.90

Average sales price (per Mcfe)	$9.49	$7.08

Operating and Overhead Costs (per Mcfe):
Lease operating expenses	$1.18	$0.98
Production and severance taxes	.54	(.51)
General and administrative	.90	1.38

Total	$2.62	$1.85

Cash Operating Margin (per Mcfe)	$6.87	$5.23

Other (per Mcfe):
Depreciation, depletion and amortization - oil and natural gas properties	$2.01	$2.44

Results of Operations—Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

Oil and Natural Gas Sales. Oil and natural gas sales in the three months ended March 31, 2009 decreased 16.1% to $22.8 million compared to the three months ended March 31, 2008. This decrease was due to a 25.4% decrease in the average realized price of oil and natural gas, net of hedging activities partially offset by a 13% increase in production. The average price per barrel of oil and Mcf of natural gas received (net of hedging) in the three months ended March 31, 2009 was $60.52 and $6.90, respectively, compared to $88.19 and $8.92, respectively, in the three months ended March 31, 2008. Production of oil for the first three months of 2009 decreased to 30 MBbls compared to 48 MBbls for the first three months of 2008, a decrease of 37.5%. Natural gas production for the first three months of 2009 increased to 3,042 MMcf compared to 2,579 MMcf for the first three months of 2008, an increase of 18.0%. The increase in natural gas production resulted from production related to three producing Haynesville/Bossier (“H/B”) horizontal wells that were on-line during the first quarter of 2009.

In the three months ended March 31, 2009, as a result of hedging activities, we recognized an increase in oil and natural gas sales of $0.7 million and $8.5 million, respectively, compared to a decrease in oil and natural gas sales of $0.4 million and $0.2 million, respectively, in the first quarter of 2008. In the first quarter of 2009, hedging increased the average natural gas and oil sales price by $2.79 per Mcf and $24.25 per Bbl compared to a decrease in natural gas sales price of $0.07 per Mcf and $7.35 per Bbl in the first quarter of 2008.

Lease Operations. Lease operations expense decreased $0.2 million, or 6.8%, in the first three months ended March 31, 2009 to $3.2 million, compared to the three months ended March 31, 2008. Lease operations expense on an equivalent unit of production basis decreased $0.20 per Mcfe in the three months ended March 31, 2009 to $0.98 per Mcfe, compared to the three months ended March 31, 2008. The decrease in lease operating expenses on an equivalent unit basis resulted from an increase in production and cost control measures implemented during the first quarter of 2009.

Production and Severance Taxes. As a result of the recognition of severance tax refunds of approximately $2.0 million in the three months ended March 31, 2009, production and severance taxes decreased 207.0% from an expense of $1.6 million in the three months ended March 31, 2008 to an income of $1.7 million in the three months ended March 31, 2009. Upon approval by the State of Texas, certain wells, including our H/B horizontal wells, are exempt from severance taxes for a period of ten years and we expect this to reduce our expense going forward. Excluding the production and severance tax refunds received in the first quarter of 2009, production and severance tax expense decreased in comparison to the first quarter of 2008 due to a decrease in oil and natural gas prices between the two periods and the fact that more producing wells in the first quarter of 2009 have received the production and severance tax exemptions.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense increased $3.0 million, or 44.0%, to $9.7 million in the three months ended March 31, 2009. The oil and gas properties depreciation, depletion and amortization rate per equivalent unit of production was $2.44 per Mcfe in the three months ended March 31, 2009 compared to $2.01 per Mcfe in the three months ended March 31, 2008. This increase is due primarily to the reduction in reserves during the first quarter of 2009 due to lower natural gas prices. Also as a result of lower oil and natural gas prices, the Company recognized an impairment charge on oil and gas properties of $183.7 million. The Company may be required to recognize additional impairment charges in future reporting periods if market prices for oil or natural gas continue to decline.

General and Administrative Expense. General and administrative expense for the three months ended March 31, 2009 was $4.4 million compared to $2.6 million for the three months ended March 31, 2008. This increase of $1.8 million, or 71.8%, was primarily the result of an increase in non-cash compensation expense and an increase in administrative and supervisory personnel as a result of our increased level of activity. General and administrative expense per equivalent unit of production was $1.38 per Mcfe for the three months ended March 31, 2009 compared to $0.90 per Mcfe for the comparable period in 2008. General and administrative expense has not historically varied in direct proportion to oil and natural gas production because certain types of general and administrative expenses are fixed in nature. In the second half of 2008, the Company added key employees to execute an accelerated horizontal drilling program. As a result, personnel costs have increased in comparison to the first quarter of 2008. The Company expects general and administrative expenses on a per Mcfe basis to decrease as production increases.

Interest. Interest expense for the three months ended March 31, 2009 was $3.9 million compared to approximately $3.5 million for the three months ended March 31, 2008. This increase is primarily due to a greater amount of outstanding debt during the three months ended March 31, 2009. Interest expense for the three months ended March 31, 2008 and 2009 includes non-cash interest expense of $379,000 and $830,000, respectively related to the amortization of the convertible notes.

Income Taxes. Income tax for the three months ended March 31, 2009 was a benefit of $56.4 million as compared to an expense of $3.3 million in the three months ended March 31, 3008. The effective tax rates for the three months ended March 31, 2008 and 2009 were 34% and 31%, respectively. The decrease in the effective tax rate in the three months ended March 31, 2009 was due to $4.8 million of deferred tax expense relating to a valuation allowance for federal net operating loss carryforwards that reduced our tax benefit. Excluding the deferred tax expense for the valuation allowance, our effective income tax rate would have been approximately 34%.

Net Income and Net Income Per Share

Net Income and Net Income Per Share —Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008. For the three months ended March 31, 2009 we reported a net loss of $124.4 million and for the three months ended March 31, 2008, we reported net income of $6.2 million. Net loss per basic and fully diluted share was $8.18 and $8.15, respectively, for the first quarter of 2009 compared to net income of $0.38 per basic and fully diluted share for the first quarter of 2008. Weighted average fully-diluted shares outstanding increased by 15% from 13,401,372 shares in the first quarter of 2008 to 15,403,517 shares in the first quarter of 2009.

In the three months ended March 31, 2009, our reported net loss included non-cash charges that affect the comparability of our results of operations. Adjusted net income, a non-GAAP financial measure that excludes the effect of these non-cash charges, is reconciled below:

	Three Months Ended March 31, 2009
(in thousands, except per share amounts)	Amount	per share
Net loss applicable to common stock	$(125,590)	$(8.15)
Adjustments:
Impairment of oil and natural gas properties, net of taxes of $62,224	121,504	7.89
Income tax valuation allowance, net of taxes of $2,475	4,804	.31
Unrealized losses on derivatives, net of taxes of $117	226	.01

Adjusted net income applicable to common stock	$944	$.06

The following table reconciles the weighted average shares outstanding used for the three months ended March 31:

	2008	2009
Weighted average shares outstanding – basic	13,277,679	15,354,680
Effect of dilutive securities – stock options	123,693	48,837

Weighted average shares outstanding – diluted	13,401,372	15,403,517

We did not recognize additional dilutive shares for the three months ended March 31, 2008 or 2009 related to the convertible notes as the average stock price for the first quarter of 2008 and 2009 of $29.53 and $18.08, respectively, did not exceed the conversion price of $32.50. The number of shares issuable increases as our common stock price increases and is finally determined based on the volume weighted average stock price for a specified 60-day measurement period ending on or about the actual conversion date.

Common shares loaned in connection with the convertible debt offering in the amount of 3,440,000 shares as of March 31, 2008 and 2009 were not included in the computation of earnings per common share. While the borrowed shares are considered issued and outstanding for corporate law purposes, the Company believes that the borrowed shares are not considered outstanding for the purposes of computing and reporting earnings per share under GAAP currently in effect because the shares lent pursuant to the share lending agreement are required to be returned to the Company.

Capital Resources and Liquidity

We continually review our drilling and capital expenditure plans and may change the amount we spend based on industry conditions and the availability of capital. As such, in the first quarter of 2009, we reduced our capital expenditure budget for 2009 from $220 million to a range of $132 million to $145 million depending on the continuing decline in drilling and completion costs. In the first quarter of 2009, our capital expenditures were $71.7 million of which $39.1 million was for drilling and completing H/B Hz wells and $16.1 million was related to infrastructure and inventory. In the last nine months of 2009, we expect to have capital expenditures of approximately $65.2 million, net of a potential sale of excess pipe and other inventory for approximately $20 million. Of the remaining 2009 capital expenditures, $57.1 million is related to drilling and completing H/B Hz wells and $13.6 million is related to rig termination and lay down fees. Our current capital expenditure budget for the rest of 2009 assumes one operated rig drilling H/B Hz wells. We do not expect to have significant infrastructure or inventory expenditures in the last nine months of 2009. We may continue to adjust this estimate to stay in line with market conditions during the year.

In the event natural gas prices remain at their current depressed levels or our capital expenditures exceed our current expected levels, we may not be able to increase our borrowing base under our revolving bank credit facility to fund a potential shortfall. While the annual increase in the available borrowing base we received during 2008 was $100 million, we do not expect that we will be able to grow the available borrowing base in 2009 if commodity prices remain at their current levels.

As of March 31, 2009, we had $145 million outstanding on our credit facility that has a borrowing base of $190 million. At this time, the lenders under the bank credit facility have not determined our new borrowing base. We expect to be notified of the new borrowing base on or around May 22, 2009. Although we do not yet know the amount of our new borrowing base, based on preliminary indications from the Agent Bank on the credit facility, we do not expect a significant decrease in the bank borrowing base. As of March 31, 2009, we were in compliance with all financial covenants under our credit facility. Due to the impairment charge in the first quarter of $183.7 million, we did not meet the minimum tangible net worth requirement of $165 million under our Senior Subordinated Secured Notes with the Prudential Insurance Company of America (“Prudential”). Prudential agreed to waive compliance with this covenant at March 31, 2009 and reset the beginning minimum net worth at $115 million. Prudential did not charge an amendment fee for this waiver.

In order to increase liquidity, we are exploring ways to monetize several non-core assets, such as a partial monetization of our mid-stream assets and sale of excess pipe inventory. We expect we could raise in excess of $50 million by the end of the third quarter of 2009 if we are successful in closing these transactions. However, none of these transactions is subject to any binding agreement, and the Company provides no assurance that it will be successful in completing any of them.

Cash Flow—Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

In the three months ended March 31, 2009 and 2008, we spent $70.5 million and $50.8 million, respectively, in oil and natural gas acquisitions and development activities and related property and equipment. These investments were funded during the three months ended March 31, 2009 by cash flow from operations and borrowing under our revolving bank credit facility. Cash flow provided by operating activities in the three months ended March 31, 2009 was $7.8 million compared to cash flow provided by operating activities in the three months ended March 31, 2008 of $8.9 million. The decrease in net cash provided by operating activities is due to a decrease in income from operations due to lower natural gas prices.

GMXR is a ‘Pure Play’, E & P Company and one of the most concentrated Haynesville / Bossier Horizontal Shale Operators in East Texas. The Company has 465.3 BCFE in proved reserves (YE2008) that are 94% natural gas and consist of 777gross / 529 net Haynesville /Bossier 80 acre horizontal locations and 313 gross / 177.38 net Cotton Valley (“CV”) producers; 2,657 gross / 1,974 net CV un-drilled locations with a 100% drilling success rate. One operated drilling rig is currently developing this contiguous, multi-layer gas resource play on the Sabine Uplift; Carthage, North Field, in Panola & Harrison County of East Texas, and Caddo Parish of North Louisiana. The Company has invested $100 million in infrastructure which has contributed to ‘Best in Class’ finding and development costs. There are also 38 gross / 31 net Travis Peak/Hosston Sands & Pettit producers on the property. These multiple resource layers provide high probability and potential for repeatable, organic growth. The Company, headquartered in Oklahoma City, Oklahoma, has interests in 386 gross / 236 net producing wells and operates 81% of its reserves. The Company’s strategy is to grow shareholder value through Haynesville/Bossier Shale horizontal well development as well as Cotton Valley Sand vertical wells, to continue acreage acquisitions, to focus on operational growth around its core area, and to convert its natural gas reserves to proved, while maintaining balanced prudent financial management.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.

GMX Resources Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	December 31, 2008	March 31, 2009
	(as adjusted)(1)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,716	$7,861
Accounts receivable – interest owners	576	684
Accounts receivable – oil and gas revenues, net	9,145	6,316
Derivative instruments	21,325	28,135
Inventories	691	759
Prepaid expenses and deposits	2,040	2,085

Total current assets	40,493	45,840

OIL AND NATURAL GAS PROPERTIES, BASED ON THE FULL COST METHOD
Properties being amortized	608,865	678,426
Properties not subject to amortization	36,034	32,330
Less accumulated depreciation, depletion, and amortization	(211,785)	(403,391)

	433,114	307,365

PROPERTY AND EQUIPMENT, AT COST, NET	85,284	88,492

DEFERRED INCOME TAXES	7,649	62,651

OTHER ASSETS	7,131	9,381

TOTAL ASSETS	$573,671	$513,729

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$35,599	$25,740
Accrued expenses	6,089	8,714
Accrued interest	3,290	1,821
Revenue distributions payable	5,293	4,986
Deferred income taxes	6,996	8,725
Current maturities of long-term debt	61	60

Total current liabilities	57,328	50,046

LONG-TERM DEBT, LESS CURRENT MATURITIES	224,281	290,078

OTHER LIABILITIES	6,645	6,530

SHAREHOLDERS’ EQUITY
Preferred stock, par value $.001 per share, 10,000,000 shares authorized:
Series A Junior Participating Preferred Stock 25,000 shares authorized, none issued and outstanding	—	—
9.25% Series B Cumulative Preferred Stock, 3,000,000 shares authorized, 2,000,000 shares issued and outstanding (aggregate liquidation preference $50,000,000)	2	2
Common stock, par value $.001 per share – authorized 50,000,000 shares; issued and outstanding 18,794,691 shares in 2008 and 2009	19	19
Additional paid-in capital	328,002	329,257
Retained earnings	(57,902)	(183,492)
Accumulated other comprehensive income, net of taxes	15,296	21,289

Total shareholders’ equity	285,417	167,075

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$573,671	$513,729

(1)	Adjusted for retrospective application of FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion”

GMX Resources Inc. And Subsidiaries

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2008	2009
	(as adjusted)(1)
OIL AND GAS SALES	$27,199	$22,826

EXPENSES:
Lease operations	3,384	3,153
Production and severance taxes	1,552	(1,660)
Depreciation, depletion, and amortization	6,743	9,716
Impairment of oil and natural gas properties	—	183,728
General and administrative	2,587	4,445

Total expenses	14,266	199,382

Income (loss) from operations	12,933	(176,556)

NON-OPERATING INCOME (EXPENSES):
Interest expense	(3,468)	(3,908)
Interest and other income	33	19
Unrealized losses on derivatives	—	(343)

Total non-operating expense	(3,435)	(4,232)
Income (loss) before income taxes	9,498	(180,788)

PROVISION (BENEFIT) FOR INCOME TAXES	3,251	(56,354)

NET INCOME (LOSS)	6,247	(124,434)
Preferred stock dividends	1,156	1,156

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$5,091	$(125,590)

EARNINGS (LOSS) PER SHARE – Basic	$0.38	$(8.18)

EARNINGS (LOSS) PER SHARE – Diluted	$0.38	$(8.15)

WEIGHTED AVERAGE COMMON SHARES – Basic	13,277,679	15,354,680

WEIGHTED AVERAGE COMMON SHARES – Diluted	13,401,372	15,403,517

(1)	Adjusted for retrospective application of FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion”

GMX Resources Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2008	2009
	(as adjusted)(1)
CASH FLOWS DUE TO OPERATING ACTIVITIES
Net income (loss)	$6,247	$(124,434)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	6,743	9,716
Impairment of oil and natural gas properties	—	183,728
Deferred income taxes	3,216	(56,354)
Non-cash compensation expense	546	1,046
Other	755	502
Decrease (increase) in:
Accounts receivable	(4,698)	2,719
Inventory and prepaid expenses	(1,027)	234
Increase (decrease) in:
Accounts payable and accrued liabilities	(3,399)	(8,193)
Revenue distributions payable	482	(1,121)

Net cash provided by operating activities	8,865	7,843

CASH FLOWS DUE TO INVESTING ACTIVITIES
Purchase of oil and natural gas properties	(45,481)	(64,659)
Purchase of property and equipment	(5,279)	(5,847)

Net cash used in investing activities	(50,760)	(70,506)

CASH FLOW DUE TO FINANCING ACTIVITIES
Advances on borrowings	26,000	65,000
Payments on debt	(106,009)	(36)
Proceeds from sale of 5.00% Senior Convertible Notes	125,000	—
Proceeds from sale of common stock	102	—
Dividends paid on Series B preferred stock	(1,156)	(1,156)
Fees paid related to financing activities	(4,215)	—

Net cash provided by financing activities	39,722	63,808

NET DECREASE IN CASH	(2,173)	1,145

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,907	6,716

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,734	$7,861

SUPPLEMENTAL CASH FLOW DISCLOSURE

CASH PAID DURING THE PERIOD FOR:
INTEREST	$2,107	$4,479
TAXES	35	—

(1)	Adjusted for retrospective application of FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion”

GMX Resources Inc. and Subsidiaries

Non-GAAP Supplemental Information—Discretionary Cash Flows(1)

	Three Months Ended March 31,
	2008	2009
	(in thousands)
Net income (loss)	$6,247	$(124,434)

Non cash charges:
Depreciation, depletion, and amortization	6,743	9,716
Impairment of oil and natural gas properties	—	183,728
Deferred income taxes	3,216	(56,354)
Non cash compensation expense	546	1,046
Other	755	502

Preferred stock dividends	(1,156)	(1,156)

Non-GAAP discretionary cash flow	$16,351	$13,048

Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “discretionary cash flow”

Net cash provided by operating activities	$8,865	$7,843

Adjustments:
Changes in operating assets and liabilities	8,642	6,361
Preferred stock dividends	(1,156)	(1,156)

Non-GAAP discretionary cash flow	$16,351	$13,048

(1)

Discretionary cash flow represents net cash provided by operating activities before changes in assets and liabilities less preferred dividends. Discretionary cash flow is presented because management believes it is a useful financial measure in addition to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that discretionary cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities. Discretionary cash flow is widely used by professional research analysts and investors in the comparison, valuation, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.